Exhibit 99.1

FOR IMMEDIATE RELEASE

ACTIVE POWER REPORTS FOURTH QUARTER 2006 RESULTS

AUSTIN, Texas (February 2, 2007) — Active Power, Inc. (NASDAQ: ACPW) today announced preliminary results for its fourth quarter ended December 31, 2006. Because of the continuing internal review of its past stock option granting practices, the Company is not providing, at this time, detailed financial information for the fiscal quarter or year ended December 31, 2006. The Company intends to issue full results for the quarter and year and to file its Annual Report on Form 10-K as soon as practicable after completion of the option review.

Revenue for the fourth quarter of fiscal 2006 was $8.3 million, up 60% from the same period last year and up 44% from the previous quarter. For the year ended December 31, 2006, revenues were $25 million compared to $17.8 million in 2005, an increase of 41%. Both the fourth quarter and full year revenue amounts were record amounts for the Company.

Prior to any impact from the review of the Company’s historical option-granting procedures, the gross margin percentage was below the guidance provided at the commencement of the quarter and was approximately break-even for the quarter. Gross profits are expected to be positive for the year. Operating expenses were generally in line with the guidance previously provided.

The decrease in gross profits in this quarter reflects the variations in product and sales channel mix within various geographies served. Pricing can vary significantly by channel or market, and future variability is expected in gross profits until a repeated higher level of quarterly revenue is achieved. Overall gross margins continue to improve from 2005 due to efforts in 2006 to broaden sales channels in multiple geographies to include direct and indirect sales, enter new and premium markets, and accelerate growth in services.

During the quarter the Company also reached a settlement of the Greenwich Insurance litigation that resulted in gross proceeds to the Company of $1.78 million.

Total cash and investments at December 31, 2006 were $20.7 million, compared with $26.7 million at the end of the prior quarter. Receivables increased by $3.9 million from September 30 and were $7.7 million at December 31, 2006.

“In the fourth quarter we continued to see positive growth from our EMEA business, which increased revenue by 97% from the previous quarter,” said Jim Clishem, President and CEO of Active Power. “Our MegaWatt-Class UPS products have a number of strategic advantages to customers due to higher energy efficiency and power density than alternative UPS products. As we focus our marketing and sales efforts on these product attributes, we are seeing this resonate with new clients. In today’s environment, power efficiency, industrial strength reliability and economically green solutions are getting noticed. Our bookings are significantly greater than where they were a year ago, and we are confident that our products will continue to gain awareness and market share going forward.”

Stock Option Review

Due to the continuing voluntary internal review of its past stock option granting practices, the Company is not providing detailed financial information for the fiscal quarter or year ended December 31, 2006. The Company intends to issue full results for the fiscal year ended December 31, 2006, and to file its Annual Report on Form 10-K for that period, together with adjustments, if any, to its historical financial statements, as soon as practicable after completion of the special committee review. While we are currently unable to determine the extent of any accounting adjustments that may be required as a result of this review or the extent of any improper activities that might have occurred, the committee has, however, reached a preliminary conclusion that the actual date of determination for certain past stock option grants differed from the stated grant date for such awards. Accordingly, we expect to incur additional accounting charges for stock-based compensation expenses. However, none of the special committee, the Audit Committee or management has determined whether any such charges would require a restatement of the Company’s prior financial statements. The Company does not believe the results of the review and any resulting charges or a restatement, if required, would have an impact on its historical revenues, cash position, or non-stock option related operating expenses.

Recent Business Highlights

•	Grew MegaWatt-Class systems revenues 141% compared to 2005 and the number of MegaWatt class products sold doubled from Q3 levels which continues to validate the growth and acceptance of Active Power’s positioning in the high-power data center and industrial markets.

•	Appointed Gary Rackow as Vice President of Sales, Americas. He is an accomplished critical power systems industry executive with over 20 years of sales experience in the Americas Markets. He is responsible for the further development of the Company’s sales activities in North and South America.

•	Announced CoolAir sales wins to customers in the pharmaceutical and automotive industries. Beginning to gain market traction with CoolAir and our unique service-oriented ‘usage’ pricing model which augments the traditional client option to purchase the product outright.

•	Shipped equipment to nine countries in Q4.

•	On an annualized basis, Americas Sales Team posted 34% growth, International Sales Team posted 55% growth

•	Direct sales accounted for 66% of total Q4 sales, while indirect contributed 34%

•	Settled the Company’s outstanding litigation with Greenwich Insurance, resulting in gross proceeds to the Company of $1.78 million

Outlook:

Active Power expects Q1 2007 revenue to be approximately $6 to $7 million and Q1 earnings per share to be a loss of approximately 8 to 10 cents, excluding any impact from our stock option review. We expect cash and investments usage in Q1 to continue to decline and be in the range of $4 to $5 million.

Conference call:

The Company will host a conference call today, Friday February 2, 2007, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q4 results. A replay of the Web cast will be available until February 9th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (NASDAQ:ACPW) provides efficient, reliable and green power quality solutions and Uninterruptible Power Supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations, and governmental agencies in over 40 countries. Active Power recently introduced CoolAir, the only solution that provides both backup power and backup cooling. With expert power systems engineers and worldwide service and support, Active Power provides turnkey solutions that ensure organizations have the power to perform. For more information, please visit www.activepower.com.

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Cautionary Note Regarding Forward-Looking Statements:

Statements in this release regarding expected future results are forward looking statements that are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to, inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; the potential for significant losses to continue decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; the effect of and any adjustments that may be required as a result of our independent review of our historical stock option granting procedures; and other factors detailed in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward looking statements to reflect subsequent events or circumstances. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Active Power, the Active Power logo and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Andrea Zack
Chief Financial Officer	The Bernard Group
512.744.9234	512.617.6354
jpenver@activepower.com	azack@bernardgroup.com